Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2014

RECORD FINANCIAL RESULTS

Company posts 35th consecutive quarter of improved earnings results

  Revenue increased 5.9% for the quarter and 5.5% for full year
  Income before taxes rose 13.0% for the quarter and 14.5% for the full year
  Net income up 7.0% for the quarter and 11.6% for the full year
  Earnings per diluted share rose 10.5% for the quarter to $0.21 from $0.19, and up 11.9% to $0.94 from $0.84 for the full year

ATLANTA, GEORGIA, January 28, 2015: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today reported strong unaudited financial results for its fourth quarter and year ended December 31, 2014.

All share and per share information is shown prior to the 3-for-2 stock dividend effective March 10, 2015 for shareholders of record February 10, 2015 as announced on January 27, 2015.

The Company recorded fourth quarter revenues of $344.0 million, an increase of 5.9% over the prior year’s fourth quarter revenue of $324.7 million. Income before income taxes rose 13.0%, but due to a less favorable income tax rate in 2014, net income increased 7.0% to $29.9 million or $0.21 per diluted share for the fourth quarter ended December 31, 2014, compared to $28.0 million or $0.19 per diluted share for the same period in 2013.

Rollins’ revenues for the full year rose 5.5% to $1.412 billion compared to $1.337 billion for the prior year. Rollins’ net income for the full year rose 11.6% to $137.7 million, or $0.94 per diluted share, compared to net income of $123.3 million, or $0.84 per diluted share for the same period last year.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to have achieved our financial objectives for 2014. These results reflect growth across all brands and lines of our business. We now have over 70 branches converted to our new branch CRM and operating system, and will accelerate our implementation in the new year.”

Mr. Rollins, concluded, “We are excited about 2015. We have important strategic initiatives in place to help us achieve our financial objectives, while providing our customers with award winning pest control service.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s (i) expectation to accelerate the implementation of the branch CRM and operating system, and (ii) strategic initiatives in place to help achieve financial objectives for 2015 while providing customers with award winning pest control service. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2014	2013
ASSETS
Cash and cash equivalents	$108,372	$118,216
Trade accounts receivables, net	77,854	72,849
Financed receivables, net	12,234	12,220
Materials and supplies	14,078	12,251
Deferred income taxes, net	42,764	39,518
Other current assets	28,656	19,388
Total Current Assets	283,958	274,442
Equipment and property, net	101,669	87,215
Goodwill	255,563	211,847
Customer contracts and other intangible assets, net	133,472	128,569
Deferred income taxes, net	7,881	4,544
Financed receivables, long-term, net	11,787	11,608
Prepaid Pension	—	7,113
Other assets	13,832	13,879
Total Assets	$808,162	$739,217

LIABILITIES
Accounts payable	$22,878	$23,194
Accrued insurance, current	24,204	25,631
Accrued compensation and related liabilities	74,090	66,175
Unearned revenue	94,056	91,014
Other current liabilities	37,451	29,778
Total Current Liabilities	252,679	235,792
Accrued insurance, less current portion	30,946	28,245
Accrued pension	29,558	691
Long-term accrued liabilities	32,303	36,234
Total Liabilities	345,486	300,962

STOCKHOLDERS’ EQUITY
Common stock	145,522	145,864
Retained earnings and other equity	317,154	292,391
Total stockholders’ equity	462,676	438,255
Total Liabilities and Stockholders’ Equity	$808,162	$739,217

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUES
Customer services	$343,951	$324,707	$1,411,566	$1,337,374
COSTS AND EXPENSES
Cost of services provided	174,979	167,357	707,739	678,459
Depreciation and amortization	11,250	9,833	43,509	39,571
Sales, general and administrative	111,357	106,362	441,706	428,288
(Gain)/loss on sales/impairment of assets, net	(54)	81	(618)	(165)
Interest (income)/expense	(116)	(112)	(254)	(385)
	297,416	283,521	1,192,082	1,145,768
INCOME BEFORE INCOME TAXES	46,535	41,186	219,484	191,606
PROVISION FOR INCOME TAXES	16,618	13,229	81,820	68,276
NET INCOME	$29,917	$27,957	$137,664	$123,330

NET INCOME PER SHARE - BASIC	$0.21	$0.19	$0.94	$0.84
NET INCOME PER SHARE - DILUTED	$0.21	$0.19	$0.94	$0.84

Weighted average shares outstanding - basic and diluted	145,524	145,872	145,796	146,081

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter and Full-Year 2014 results on:

Wednesday, January 28, 2015 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 888-438-5535 domestic;

719-325-2432 international
at least 5 minutes before start time.

REPLAY: available through February 4, 2015

Please dial 888-203-1112/719-457-0820, Passcode: 8203851

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com